Exhibit 8.2

26/F HKRI Centre One, HKRI Taikoo Hui,

288 Shimen Road (No. 1),

Shanghai 200041, P.R. China

T: (86-21) 5298-5488

F: (86-21) 5298-5492

junhesh@junhe.com

January 21, 2025

To:

Ascentage Pharma Group International (the “Company”)

190 Elgin Avenue

George Town

Grand Cayman KY1-9008

Cayman Islands

68 Xinqing Road

Suzhou Industrial Park

Suzhou, Jiangsu

China

Dear Sir/Madam,

We are qualified lawyers in the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (as defined below). Only for the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan Region.

We have acted as PRC legal counsel to the Company in connection with (a) the proposed public offering (the “Offering”) by the Company of certain number of American Depositary Shares (the “ADSs”) representing the Company’s ordinary shares in accordance with the Company’s registration statement on Form F-1, including all amendments and supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (b) the Company’s proposed listing of the ADSs on the Nasdaq Global Market (the “Listing”).

A.	Documents and Assumptions

In rendering this opinion, we have carried out due diligence and examined copies of the Registration Statement and other documents (collectively, the “Documents”) as we have considered necessary or advisable for the purpose of rendering this opinion. Where certain facts were not independently established and verified by us, we have relied upon certificates or statements issued or made by the relevant Governmental Agencies (as defined below) and appropriate representatives of the Company and the PRC Entities (as defined below). In giving this opinion, we have made the following assumptions (the “Assumptions”):

(1) all signatures, seals and chops on the Documents are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as copies conform to the originals;

(2) each of the parties to the Documents, other than the PRC Entities, (i) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, (ii) if an individual, has full capacity for civil conduct; each of them, other than the PRC Entities, has full power and authority to execute, deliver and perform its, her or his obligations under the Documents to which it, she or he is a party in accordance with the laws of its jurisdiction of organization and/or the laws that it, she or he is subject to;

(3) the Documents presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this opinion;

(4) the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(5) all requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Entities in connection with this opinion, including but not limited to the factual statements set forth in the Documents, are true, correct and complete;

(6) all explanations and interpretations provided by government officials duly reflect the official position of the relevant Governmental Agencies and are complete, true and correct;

(7) each of the Documents is legal, valid, binding and enforceable in accordance with its respective governing laws other than PRC Laws in any and all respects;

(8) all consents, licenses, permits, approvals, exemptions or authorizations required by, and all required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under the Registration Statement and other Documents have been obtained or made, and are in full force and effect as of the date thereof; and

(9) all Governmental Authorizations (as defined below) and other official statements and documentation obtained by the Company or any PRC Entity from any Governmental Agency have been obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to Governmental Agencies for such purposes.

In addition, we have assumed and have not verified the truthfulness, accuracy and completeness as to factual matters of each Document we have reviewed.

B.	Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows.

“Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, law enforcement, regulatory, or taxing authority or power of a similar nature in the PRC.

“Governmental Authorization” means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws.

“Guidance Rules and Notice” means several Supporting Guidance Rules on the Trial Administrative Measures, Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and relevant CSRC Answers to Reporter Questions circulated by the China Securities Regulatory Commission (the “CSRC”) from time to time.

“M&A Rules” means the Provisions on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (关于外国投资者并购境内企业的规定), which was promulgated by six Governmental Agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC, and the State Administration of Foreign Exchange, on August 8, 2006 and effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.

“PRC Entities” means, collectively, all entities listed in Annex A hereof, and each, a “PRC Entity”.

“PRC Laws” means all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and judicial interpretations of the PRC currently in effect and publicly available on the date of this opinion.

“Trial Administrative Measures” means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises (境内企业境外发行证券和上市管理试行办法) issued by the CSRC on February 17, 2023, which became effective on March 31, 2023.

OPINIONS

(1) Corporate Structure. Based on our understanding of the published and currently effective PRC Laws, the ownership structure of the PRC Entities, both currently and immediately after giving effect to this Offering, will not result in any violation of applicable PRC Laws currently in effect in any material aspects.

(2) M&A Rules. The M&A Rules, among other things, purport to require an “offshore special purpose vehicle”, which is controlled directly or indirectly by PRC Entities or individuals and formed for the purpose of overseas listing of the PRC domestic interests held by such PRC Entities or individuals via acquisition, to obtain approval from the CSRC prior to the listing and trading of the securities on overseas stock exchanges. Based on our understanding of the explicit provisions under PRC Laws, except as disclosed in the Registration Statement (including the statements made in connection with the Trial Administrative Measures and Guidance Rules and Notice), and assuming no offer, issuance or sale of shares or the ADSs has been or will be made directly or indirectly within the PRC, a prior approval from the CSRC as described under the M&A Rules is not required for the Offering. However, there are substantial uncertainties regarding the interpretation and application of the M&A Rules, other PRC Laws and future PRC laws and regulations, and there can be no assurance that any Governmental Agency will not take a view that is contrary to or otherwise different from our opinions stated herein.

(3) Taxation. The statements made in the Registration Statement under the sections entitled “Taxation—People’s Republic of China Taxation” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Taxation—PRC,” with respect to the PRC tax laws and regulations or interpretations, are correct and accurate in all material respects.

(4) Enforceability of Civil Procedures. There is uncertainty as to whether the PRC courts would (i) recognize or enforce judgments of United States courts obtained against the Company or the directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in each respective jurisdiction against the Company or the directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law and other applicable laws and regulations based either on treaties between the PRC and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. The PRC does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or the directors or officers of the Company if they decide that the judgment violates the basic principles of PRC Laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(5) PRC Laws. The statements set forth in the Registration Statement under the sections entitled “Prospectus Summary,” “Risk Factors,” “Corporate History and Structure,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Taxation—PRC,” “Enforceability of Civil Liabilities,” “Use of Proceeds,” “Dividend Policy,” “Business,” “Regulation,” “Taxation—People’s Republic of China Taxation” and “Legal Matters,” to the extent that they describe or summarize matters of PRC Laws, are correct and accurate in all material respects, and nothing has come to our attention, insofar as the PRC Laws are concerned, that causes us to believe that there is any omission from such statements which would make the same misleading in any material respect.

QUALIFICATIONS

Our opinions expressed above are subject to the following qualifications (the “Qualifications”):

(1) Our opinions are limited to PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws and regulations of any jurisdiction other than the PRC, and we have assumed that no such other laws or regulations would affect our opinions expressed above.

(2) PRC Laws referred to herein are the laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such PRC Laws, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(3) Our opinions are subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws in the PRC affecting creditors’ rights generally, and (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights.

(4) Our opinions are subject to the effects of (i) certain legal or statutory principles affecting the validity and enforceability of contractual rights generally under the concepts of public interests, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or the calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(5) This opinion is issued based on our understanding of PRC Laws. For matters not explicitly provided under PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws, as well as their application to and effect on the legality, binding effect and enforceability of certain contracts, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities. Under PRC Laws, foreign investment is restricted in certain industries. The interpretation and implementation of such PRC Laws, and their application to and effect on the legality, binding effect and enforceability of contracts are subject to the discretion of the competent Governmental Agency.

(6) The term “enforceable” or “enforceability” as used in this opinion means that the obligations assumed by the relevant obligors under the relevant Documents are of a type which the courts of the PRC may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms and/or additional terms that may be imposed by the courts. As used in this opinion, the expression “to the best of our knowledge after due inquiry” or similar language with reference to matters of fact refers to the current, actual knowledge of the attorneys of this firm who have worked on matters for the Company and the PRC Entities in connection with the Offering and the transactions contemplated thereby after reasonable investigation and inquiry. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates, statements and confirmations made by the responsible officers of the Company, the PRC Entities and/or the relevant Governmental Agencies.

(7) We have not undertaken any independent investigation, search or other verification action to determine the existence or absence of any fact or to prepare this opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the PRC Entities or the rendering of this opinion.

(8) This opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently.

This opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein.

This opinion is given solely for the benefit of the addressee hereof in connection with this Offering. We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement.

Yours faithfully,

/s/ JuneHe LLP
JunHe LLP

Annex A List of the PRC Entities

No.	PRC Entities
1	苏州亚盛药业有限公司 （Ascentage Pharma (SUZHOU) Co., Ltd.）

2	广州顺健生物医药科技有限公司 （Guangzhou Healthquest Pharma Co., Ltd.）
3	上海盛达健医药有限公司 （Shanghai Centagen Pharma Co., Ltd.）
4	苏州盛合创新工场生物技术有限公司 （Suzhou Shenghe Innovation Works Biotech Co., Ltd.）
5	江苏亚盛医药开发有限公司 （Jiangsu Ascentage Pharma Development Co., Ltd.）

6	上海亚盛医药科技有限公司 （Shanghai Ascentage Pharmaceutical Technology Co., Ltd.）
7	上海优佑健药业有限公司 （Shanghai Youyoujian Pharmaceutical Co., Ltd.）
8	苏州亚盛磐谷创业投资有限责任公司 （Suzhou Ascentage Pangu Venture Investment Co., Ltd.）
9	苏州盛禾众创空间发展有限公司 （Suzhou Shenghe Zhongchuang Space Development Co., Ltd.）

10	苏州亚盛药业有限公司北京分公司 （Suzhou Ascentage Pharma Co., Ltd., Beijing Branch）